SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                          SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                       (Amendment No. )*


                     Capstone Turbine Corporation
               -----------------------------------------

                          (Name of Issuer)


                    Common Stock, $0.01 par value
               -----------------------------------------

                    (Title of Class of Securities)


                            US 14067D1028
                -----------------------------------------
                            (CUSIP Number)


                             June 29, 2000
                -----------------------------------------
          (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [x] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

      Rho Management Company, Inc.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            6,319,798 Shares

      6     SHARED VOTING POWER

            0 Shares


      7     SOLE DISPOSITIVE POWER

            6,319,798 Shares


      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,319,798 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

      Rho Management Trust I


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            6,257,998 Shares


      6     SHARED VOTING POWER

            0 Shares


      7     SOLE DISPOSITIVE POWER

            6,257,998 Shares


      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,257,998 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.5%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

      Rho Management Trust IV


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            61,800 Shares


      6     SHARED VOTING POWER

            0 Shares


      7     SOLE DISPOSITIVE POWER

            61,800 Shares


      8     SHARED DISPOSITIVE POWER

            0 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      61,800 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO

                                  CUSIP No. US 14067D1028


1    NAME OF REPORTING PERSON
     I.R.S. Identification No. of above person (entities only).

     Joshua Ruch


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [  ]
                                                       (b) [  ]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of South Africa


     NUMBER OF SHARES BENEFICIALLY OWNED BY
     EACH REPORTING PERSON WITH:

      5     SOLE VOTING POWER

            0 Shares

      6     SHARED VOTING POWER

            6,319,798 Shares


      7     SOLE DISPOSITIVE POWER

            0 Shares


      8     SHARED DISPOSITIVE POWER

            6,319,798 Shares


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,319,798 Shares



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%


12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

      This Statement on Schedule 13G relates to shares of Common Stock (the "Shares") of Capstone Turbine Corporation (the "Company") held for the accounts of Rho Management Trust I and Rho Management Trust IV, of which Rho Management Company, Inc. and Joshua Ruch may be deemed beneficial owners, as set forth herein.


      Item 1(a) Name of issuer: Capstone Turbine Corporation, a California (the "Company").

      Item 1(b) Address of issuer's principal executive offices: 6430 Independence Avenue, Woodland Hills, California 91367.


Item 2.     Identity of Persons Filing.

      (a) This Statement is being filed by Rho Management Company Inc. ("Rho"), a New York corporation, Rho Management Trust I, a New York grantor trust, Rho Management Trust IV, a New York grantor trust (Rho Management Trust I and Rho Management Trust IV, collectively, the "Trusts"), and Joshua Ruch. Rho is investment advisor to the Trusts. Joshua Ruch is the controlling stockholder of Rho.

      (b)-(c) Rho is a New York corporation, with its address at 152 West 57th Street, 23rd Floor, New York, New York 10019. Each of the Trusts is a New York grantor trust, with its address at 152 West 57th Street, 23rd Floor, New York, New York 10019. The trustee of the Trusts is William F. Indoe, Esq., whose address is Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Mr. Ruch is a citizen of the Republic of South Africa, with his address c/o Rho, 152 West 57th Street, 23rd Floor, New York, New York 10019.

      2(d)  Title of class of securities: Common Stock

      2(e)  CUSIP No.:   US 14067D1028

      Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Exchange
Act.

      (b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment company registered under section 8 of the Investment Company Act.

      (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box.
[x]


      Item 4.  Ownership

     See cover page for each reporting person.

     As the ultimate holder of voting and investment authority over the Shares owned by its advisory clients, Rho may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to be the beneficial owner of the aggregate amount of Shares reported by each of the reporting persons. As controlling stockholder of Rho, Mr. Ruch may also be deemed the beneficial owner of the Shares reported in the name of the Trusts.


      Item 5.  Ownership of 5 Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:      [ ]


      Item 6.  Ownership of More than 5 Percent on Behalf of Another Person.

      Not applicable.


      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      Not applicable.


      Item 8.  Identification and Classification of Members of the Group.


      Not applicable.


      Item 9.  Notice of Dissolution of Group.


      Not applicable.


      Item 10. Certifications

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  July 11, 2000.


RHO MANAGEMENT COMPANY, INC.

    By: /s/ Joshua Ruch
    --------------------------
    Name: Joshua Ruch
    Title: President


RHO MANAGEMENT TRUST I
By: RHO MANAGEMENT COMPANY, INC.
    As Investment Advisor

    By: /s/ Joshua Ruch
    --------------------------
    Name: Joshua Ruch
    Title: President



RHO MANAGEMENT TRUST IV
By: RHO MANAGEMENT COMPANY, INC.
    As Investment Advisor


    By: /s/ Joshua Ruch
    --------------------------
    Name: Joshua Ruch
    Title: President


JOSHUA RUCH

/s/ Joshua Ruch
--------------------------
Name: Joshua Ruch